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                                                                    EXHIBIT 4.21



                              REVOLVING CREDIT NOTE

$8,000,000.00                                                   October 30, 1998
                                                                   Dallas, Texas

                  FOR VALUE RECEIVED, each of the undersigned, jointly and severally, (hereinafter collectively referred to as "Borrowers", and each individually, a "Borrower"), hereby PROMISES TO PAY to the order of FLEET CAPITAL CORPORATION, a Rhode Island corporation ("Lender"), or its registered assigns, at the office of Fleet Capital Corporation, as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of EIGHT MILLION AND NO/100 DOLLARS ($8,000,000.00), or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.

                  This Note is one of the Revolving Credit Notes referred to in, and issued pursuant to, that certain Loan and Security Agreement dated as of October 30, 1998, by and among Borrowers, the lenders signatories thereto (including Lender) and Fleet Capital Corporation ("FCC"), as agent for such Lenders (FCC in such capacity "Agent") (hereinafter amended from time to time, the "Loan Agreement"), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms herein, unless otherwise defined, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

                  The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Loan Agreement and, if not sooner paid in full, on the Commitment Termination Date, unless the term hereof is extended in accordance with the Loan Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement.

                  Upon and after the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.

                  The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.
                  Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.
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                  This Note shall be interpreted, governed by, and construed in accordance with, the internal laws of the State of Texas.

RAMSAY HEALTH CARE, INC.
RAMSAY YOUTH SERVICES, INC.
BETHANY PSYCHIATRIC HOSPITAL, INC.
BOUNTIFUL PSYCHIATRIC HOSPITAL, INC.
EAST CAROLINA PSYCHIATRIC SERVICES CORPORATION
GREAT PLAINS HOSPITAL, INC.
GULF COAST TREATMENT CENTER, INC.
HAVENWYCK HOSPITAL, INC.
H. C. CORPORATION
HSA HILL CREST CORPORATION
HSA OF OKLAHOMA, INC.
MICHIGAN PSYCHIATRIC SERVICES, INC.
RAMSAY EDUCATIONAL SERVICES, INC.
RAMSAY LOUISIANA, INC.
RAMSAY MANAGED CARE, INC.
RAMSAY YOUTH SERVICES OF ALABAMA, INC.
RAMSAY YOUTH SERVICES OF FLORIDA, INC.
RAMSAY YOUTH SERVICES OF SOUTH CAROLINA, INC.
RHCI SAN ANTONIO, INC.
TRANSITIONAL CARE VENTURES, INC.
TRANSITIONAL CARE VENTURES (TEXAS), INC.


By:
   -------------------------------------
Name: Jorge Rico
Its:  Vice President

H. C. PARTNERSHIP
By:  H.C. CORPORATION, General Partner
By:  HSA HILL CREST CORPORATION, General Partner

By:
   -------------------------------------
Name: Jorge Rico
Its:  Vice President